EXHIBIT 10.25

                              NOTE

$215,000,000                                   New York, New York
                                                 April 10, 1995


          FOR VALUE RECEIVED, the undersigned, PANDA-BRANDYWINE, L.P., a Delaware limited partnership (the "Borrower"), hereby unconditionally promises to pay to the order of General Electric Capital Corporation ("GE Capital"), to GE Capital's account no. 50-205-776 (GECC Depositary Account), ABA #0210-0103-3 (Re: Panda-Brandywine) at Bankers Trust Company, New York, New York, in lawful money of the United States of America and in immediately available funds, on the Construction Loan Maturity Date (as defined in the Loan Agreement referred to below), the principal amount of (a) TWO HUNDRED FIFTEEN MILLION DOLLARS ($215,000,000), or, if less, (b) the aggregate unpaid principal amount of all Loans made by GE Capital to the Borrower pursuant to subsection
2.1 of the Loan Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 2.7 of the Loan Agreement.

          The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Loan made pursuant to the Loan Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation or conversion thereof and the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

          This Note is the Note referred to in the Construction Loan Agreement and Lease Commitment dated as of March 30, 1995 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), between the Borrower, Panda Brandywine Corporation and GE Capital, (b) is subject to the provisions of the Loan Agreement and (c) is subject to mandatory prepayment in whole or in part as provided in the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Loan Agreement.

          This Note is secured by liens on and security interests in certain real and personal property of the Borrower, the General Partner, the Limited Partner, Brandywine Water Company and Holdings which have been granted by such parties to Shawmut Bank Connecticut, National Association, as security agent of the benefit of GE Capital, pursuant to the Collateral Security Documents. Reference is hereby made to the Collateral Security Documents for a description of the collateral securing this Note, the terms and conditions upon which such liens and security interests were granted and the rights of the holder of this Note in respect thereof.

          Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be immediately due and payable, all as provided in the Loan Agreement.

          All parties now and thereafter liable with respect to this Note, whether make, principal, surety, guarantor, endorser or otherwise, hereby waive, presentment, demand, protest and all other notices of any kind.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND
INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW
YORK.

                              PANDA-BRANDYWINE, L.P.

                              By:  PANDA BRANDYWINE CORPORATION
                                      its sole general partner

                              By:
                              Name: Robert W. Carter
                              Title: